Exhibit 99.A.

DR. ALEXANDER RUSS	PD DR. MARTIN OPPITZ

RECHTSANWALT	RECHTSANWALT
WÄHRINGER STRASSE 2-4	EBENDORFERSTRASSE 6/10
A-1090 WIEN	A-1010 WIEN
TEL +43-1-3194520	TEL +43-1-3082580
EMAIL RUSS@DSC.AT	EMAIL OPPITZ@A2O.LEGAL

Oesterreichische Kontrollbank Aktiengesellschaft

Am Hof 4

A-1010 Vienna

Austria

Vienna, 3 November 2022

Dear Ladies and Gentlemen,

Oesterreichische Kontrollbank Aktiengesellschaft (the “Bank”)

USD 1,000,000,000 4.625 per cent. per annum (semi annually, 30/360, following, unadjusted) Guaranteed Global Notes due 3 November 2025 (the “Securities”)

We have acted as legal advisors to the Bank on Austrian law in connection with the issue of the Securities.

The Securities will be guaranteed as to payment of principal and interest (the “Guarantees”) by the Republic of Austria (the “Republic”) and will be constituted pursuant to the fiscal agency agreement dated 11 May 1998 as amended by Supplemental Agency Agreement dated 30 September 2000 (the “Fiscal Agency Agreement”).

In connection therewith we have examined the following documents:

1.

The Articles of Association of the Bank, the Export Guarantees Act (Ausfuhrförderungsgesetz), the Export Guarantees Decree 1981 (Ausfuhrförderungsverordnung 1981) and the Export Financing Guarantees Act (Ausfuhrfinanzierungsförderungsgesetz)

2.

A photocopy of the resolution by the Board of Executive Directors of the Bank passed 25 October 2022 no. 7088 and a photocopy of the circular resolution by the Executive Committee of the Supervisory Board of the Bank dated 28 September 2022, no. 993.

3.	A photocopy of the Fiscal Agency Agreement dated 11 May 1998 as amended by the Supplemental Agency Agreement dated 30 September 2000

Vienna, 3 November 2022

4.	A photocopy of the underwriting agreement and purchase agreement dated 25 October 2022, the “Underwriting Agreement”

We have also considered such other documents as we have deemed relevant for the purposes of giving this opinion. We express no opinion as to any laws other than the laws of the Republic and our opinion is confined to matters of and shall be governed by and construed and have effect in accordance with Austrian law. Having regard to all such aforementioned documents and to the applicable laws of Austria we are of the opinion that:

(i)

the Bank is a corporation (Aktiengesellschaft) duly incorporated and validly existing under the laws of Austria and has the corporate power and authority under such laws to incur the indebtedness evidenced by the Securities and to execute and deliver, and to perform all of its obligations under the Fiscal Agency Agreement and such Securities;

(ii)

the Securities have been duly authorized by the Bank; on the assumption that (A) the Securities are in the form set forth as an exhibit to the Fiscal Agency Agreement examined by us, (B) the manual or facsimile signature of two members of the Board of Executive Directors (Vorstand) of the Bank, Mag. Helmut Bernkopf and Mag.[a] Angelika Sommer-Hemetsberger, appear where contemplated on the Securities, and (C) the Securities have been duly authenticated by the Principal Paying and Fiscal Agent in accordance with the Fiscal Agency Agreement, when such Securities have been delivered and paid for as provided in the Underwriting Agreement, such Securities will have been duly issued, and, assuming the Securities are legal, valid, binding and enforceable under New York law, will be enforceable against the Bank in accordance with their terms, the civil procedure- and enforcement rules of Austria, except that the enforceability of the Securities may be limited by the effect of applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws affecting the enforcement of creditors’ rights generally;

(iii)

the Guarantees have been duly authorized by the Republic in accordance with the Austrian Federal Constitution of 1920, as amended, and the laws, regulations and other legislative, administrative, governmental and judicial acts and determinations of the Republic subject to the compliance with the conditions set forth in Section 2 of the Export Financing Guarantees Act (Ausfuhrfinanzierungsförderungsgesetz); on the assumptions set forth in clause (ii) and on the further assumption that (A) the Guarantees are in the form set forth as an exhibit to the Fiscal Agency Agreement examined by us, (B) the manual or facsimile signature of Christoph Kreutler who is duly authorized by the Republic to execute and deliver the Guarantees appears where contemplated on the Guarantees, (C) the Securities have been delivered and paid for as provided in the Underwriting Agreement and (D) upon issuance of the Securities by the Bank the conditions of Section 2 of the Export Financing Guarantees Act are met with respect to such Securities, the Guarantees will have been duly issued, and, assuming the Guarantees are legal, valid, binding and enforceable under New York law, will be enforceable against the Republic in accordance with their terms, the civil procedure- and enforcement rules of Austria;

Vienna, 3 November 2022

(iv)

Mag. Helmut Bernkopf and Mag.[a] Angelika Sommer-Hemetsberger, who are two members of the Board of Executive Directors (Vorstand) of the Bank, acting jointly, have the full power and authority to execute and deliver the Securities and the execution of the Securities by their manual or facsimile signatures is legal and valid;

(v)

the official of the Ministry of Finance of the Republic, duly authorized by the Republic to execute the Fiscal Agency Agreement and the Guarantees has full power and authority to execute the Fiscal Agency Agreement and the Guarantees.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 4 to the Bank’s and the Republic’s annual report on Form 18-K/A for the fiscal year ended 31 December 2021. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours faithfully,

RA Dr. Alexander Russ

RA Priv.-Doz. Dr. Martin Oppitz

In the name of both advisors

/s/ Alexander Russ
(Alexander Russ)